EXHIBIT 41

AGREEMENT ON

EQUITY TRANSFER

AND

CAPITAL INCREASE

BETWEEN

WINNER GROUP LIMITED

AND

LOHMANN & RAUSCHER LIMITED, Hong Kong

Project: Winner Xishui / PRC

BEITEN BURKHARDT
Hong Kong Office
14th Floor • Hong Kong Diamond Exchange Building
8-10 Duddell Street • Central • Hong Kong
Tel + 852 2524 6468 • Fax + 852 2524 7028
Email : BBLAW-HONGKONG@BBLAW.DE

Dated : 8 April 2005

This Agreement on Equity Transfer and Capital Increase ("Agreement") is made and entered into on 8 April, 2005 between:

(1)
WINNER GROUP LIMITED, a company incorporated in the Cayman Islands whose registered office is situated at Scotia Centre, 4m Floor, P.O. Box 2804, George Town. Grand Cayman, Cayman Islands ( "Seller"); and

(2)	LOHMANN & RAUSCHER LIMITED, a company incorporated in Hong Kong whose registered office is situated at 14/F, Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong ("Buyer").

(the Seller and the Buyer hereinafter collectively referred to as the "Parties", and if the situation requires, in the singular form referred to as the "Party").

PREAMBLE

(A)
Winner Medical & Textile Ltd., Xishui ("Xishui Winner") is a wholly foreign owned enterprise duly incorporated and existing under the laws of the People's Republic of China ("PRO"), registered with the State Administration of Industry and Commerce in Huanggang City of Hubei Province on16 April 2003 with a term of 15 years commencing from 9 April 2003. A copy of Xishui Winner's business license is attached hereto as Annex 1.

(B)	The Seller holds 100 percent of the equity interest in Xishui Winner in accordance with the Articles of Association of the WFOE.

(C)
Xishui Winner has been registered with a total investment of US$ 4.300,000, and it has a registered capital of US$ 2,420,000.00 of which only US$2,161,600.00 has been contributed by the Seller before 28 February 2005 resulting in a remaining unpaid balance of US$ 258,400.00 ("Outstanding Capital") as at 28 February 2005.

(D)
The Seller is willing to sell and the Buyer to purchase sixty percent (60%) of the equity interest in Xishui Winner ("Equity"), and the Parties will thereby become the two shareholders of Xishui Winner on the terms set out in this Agreement.

NOW, therefore, the Parties hereby agree as follows:

ARTICLE 1

TRANSFER OF EQUITY INTEREST

The Seller agrees to transfer to the Buyer, and Buyer agrees to acquire the Seller's equity interest in Xishui Winner, i.e. 60% of the paid in registered capital of US$2,161.600.00 (hereinafter referred to as the Transferred Interest") in Xishui Winner and Buyer hereby accepts Seller's transfer of the equity interest in the Company to the intent that the benefits rights and obligations of the Parties in Winner Xishui shall be as follows starting from 1 March 2005 (unless otherwise specified to the contrary herein or in the Articles of Association) :
the Seller: 40%
the Buyer: 60%

ARTICLE 2

TRANSFER PRICE / PAYMENT

2.1	The Parties agree that consideration for the Transferred Interest shall be determined as follows:

2.1.1
The consideration to be paid by the Buyer to the Seller for the Transferred Interest transferred by the Seller shall be United States Dollars two million four hundred thousand (US$ 2,400,000.00) ("Transfer Price").

2.1.2
The Buyer shall make the payment of the Transfer Price to the Seller in a lump sum within two (2) working days after the Buyer has received a written notice from the Seller informing that all necessary government approvals for this Agreement as mentioned in Article 6 have been obtained and the new business license of Xishui Winner showing its shareholders and their equity ratio comprised of the Seller (40%) and the Buyer (60%) has been duly issued together with certified true copies of all relevant supporting documents for verification. For the purpose of this Agreement, working days shall mean business days in Federal Republic of Germany.

2.2	The Buyer shall pay any amount due pursuant to Article to the following account of the Seller:

Account Holder: Winner Group Limited
Bank Name: Standard Chartered Bank, Hong Kong Branch
Account Number: 413-1-068813-0
SWIFT Code: SCBL HK HH

ARTICLE 3

INCREASE OF AND CONTRIBUTION TO THE REGISTERED CAPITAL

3.1	The Parties have estimated that an additional capital of US$ 400,0 shall be required for the following purpose:

3.1.1	construction and fitting cost of a new warehouse at the premises of Xishui Winner shall be around US$ 350,0; this is a capital investment; and

3.1.2	purchase of additional equipment and storage facilities for the new warehouse mentioned in Article ; costs shall be around USS 0; this is a capital investment

3.2
Both Parties unanimously agreed that they shall jointly increase the capital of the Xishui Winner by US$ 400,0 based on the registered and fully paid up capital of US$2,161,600 so that the registered capital of Xishui Winner will increase to US$2,561,6. Since Xishui Winner has already completed the procedure for registration of US$2,420,000 as its registered capital with local government departments, it only has to apply with the government department for a capital increase of US$141,600 ("Additional Capital") after the transfer of equity interest.

3.3	The Outstanding Capital together with the Additional Capital shall form the amount to meet the purpose mentioned in Article .

3.4	The Parties shall contribute the Outstanding Capital and Additional Capital in the following manner:

3.4.1
The Seller shall contribute 40%, amounting to United States Dollars one hundred and sixty thousand (US$ 160,000) in cash and remit such amount to the Xishui Winner's bank account in the following manner :-:

US$160,0 in March 2005; in fact, the Seller has already paid in a sum of US$258,4 as capital to Winner Xishui and has arranged capital verification procedure. This means that the Seller has already prepaid a sum of US$98,4 as capital on behalf of the Buyer.

3.4.2
The Buyer shall contribute 60%, amounting to United States Dollars two hundred and forty thousand (US$ 240,0) in cash and remit a sum of US$ 141,6 to the Xishui Winner's bank account within 30 calendar days after receiving a written notice of the change of Winner Xishui's business licence and in any event no later than 30 days after the Effective Date. In view that the Seller has already prepaid a sum of US$98,4 as registered capital for the Buyer, so the Buyer shall directly remit that part of capital in a sum of US$98,4 to the designated account of the Seller.

3.5
Upon making of the above, the Seller will hold 40% of the registered capital equivalent to United States Dollars one million twenty-four thousand six hundred and forty (US$ 1,024,6) and the Buyer will hold 60% of the registered capital equivalent to United States Dollars one million five hundred thirty-six thousand nine hundred and sixty (US$ 1,536,9) of Xishui Winner.

3.6
Save as otherwise provided under Article 3 or in the revised Articles of Association of Xishui Winner, neither party is obliged to provide any financial assistance to Xishui Winner and any future financing matters shall be determined in accordance with the provision under the revised Articles of Association of Xishui Winner based on the business needs of Xishui Winner.

ARTICLE 4

OTHER SPECIAL AGREEMENT

4.1	The Seller shall:

4.1.1	be solely responsible for all debts and liabilities of Xishui Winner existing or accrued before 1 March 2005;

4.1.2	entitled to all receivables of Xishui Winner existing or accrued before 1 March 2005;

4.1.3	undertake to keep Xishui Winner indemnified for any debts or liabilities accrued before 1 March 2005 if such debts or liabilities are not duly settled before 1 March 2005; and

4.1.4
pay in cash to balance the loss and the pre-operating expenses of Xishui Winner up to 28 February 2005 to become zero on the basis that the amortization of the relevant costs shall not be beyond 28 February 2005 and if this is not permissible under PRC accounting rules, then the Seller agrees to make special provision under the financial statements in order to achieve the same effect as if no loss will be carried forward to the period starting from 1 March 2005.

4.2	The Parties further mutually agree as follows:

4.2.1	to continue with the use of the current Chinese name of Xishui Winner NNW i.e. Wen Jian in Chinese) but shall rename the English name of Xishui Winner to "L+L Healthcare Hubei Co. Ltd";

4.2.2	the management structure and the appointment of key personnel of Xishui Winner shall be in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner;

4.2.3	matters requiring unanimous consent of the Parties and the board of directors shall be in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner;

4.2.4	the business, sales, pricing and non-competition issues in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner;

4.2.5	provision of operational assistance from Winner Group and Mr. Li Jian Quan shall be in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner;

4.2.6	transfer of equity interest by the Parties shall be in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner;

4.2.7	the dividend policy in accordance with the provision stipulated under the revised Articles of Association of Xishui Winner.

ARTICLE 5

AMENDMENTS TO THE ARTICLES OF ASSOCIATION

5.1
As per the Effective Date, the Articles of Association including its Annexes (if any) shall be modified as agreed in the "Third Amendment to the Articles of Association of "Winner Medical & Textile Ltd., Xishui ", attached as Annex 3 to this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT AND CLOSING

6.1	The closing (hereinafter referred to as the "Closing") will be effective on the date ("Effective Date") that all the conditions precedent (as specified in Article through Article ) are completed.

6.1.1
The board of directors of the Seller and the board of directors of the Buyer have approved the transactions contemplated by this Agreement. Such approvals shall forthwith be attached to this Agreement in the Annex 2.

6.1.2
The issuance of an approval certificate by the original examination and approval authority stating the shareholding ratio of the Seller and the Buyer is 40% : 60% as mentioned in Article 1 and the issuance of a corresponding business license export / import licence, customs registration etc. by the responsible registration authority in accordance with the applicable laws.

6.1.3
Written evidence of the audited financial statements of Xishui Winner for the period up to 28 February 2005 satisfactory to the Buyer proving that the Seller has at its own costs equalized the profit and loss of Xishui Winner to the effect that the opening balance of Xishui Winner is zero as at 1 March 2005.

6.1.4	The verification certificate issued by the competent examination authority in charge of Xishui Winner confirming that the Seller has contributed the Outstanding Capital.

6.1.5
The issuance of an approval certificate by the original examination and approval authority stating the registered capital of Winner Xishui has been increased to US$ 2,561,6 and the issuance of a corresponding business license by the responsible registration authority in accordance with the applicable laws.

6.1.6
The registration of this Agreement by the relevant PRC authority without altering its terms and conditions on any Party unless each Party has been notified in advance of and consented in writing to such alteration.

6.1.7	The approval document for the "Third Amendment to the Articles of Association of "Winner Medical & Textile Ltd., Xishui", attached as Annex 3 has been issued to Xishui Winner.

6.1.8	All the approval documents as mentioned under this Article to have been handed over to the Parties by the competent examination and approval authority in charge of Xishui Winner.

6.2
The Parties shall use their reasonable endeavors to ensure that the conditions precedent to the effectiveness of this Agreement shall be fulfilled within 2 months after the date of this Agreement. In the event that these conditions precedent have not been fulfilled within 2 months after the date of this Agreement or such other later date as the Parties may agree in writing, then the Buyer may rescind this Agreement in accordance with Article .

6.3	Each Party shall bear the costs incurred in the fulfillment of the conditions precedent to the effectiveness of this agreement by each Party.

ARTICLE 7

MANAGEMENT OF XISHUI WINNER PRIOR TO THE CLOSING

7.1	The Seller undertakes that during the period from the date of execution of this Agreement until the Closing, the management of Xishui Winner:

7.1.1	will not engage in any activity or enter into any commitment in this respect outside the ordinary course of business of Xishui Winner;

7.1.2	will carry on the business of Xishui Winner consistently and without interruption, in particular with respect to settlement of claims, collection of outstanding debts, personnel and related costs;

7.1.3	will not hire or commit to hire any regular employees unless otherwise agreed with the Buyer; and

7.1.4
will grant the Buyer access to Xishui Winner's books and records, contracts, corporate files, lawsuit files and other documents, to the extent reasonably required by the Buyer in order to evaluate Xishui Winner's business and financial position. The Seller shall notify the Buyer of any confidentiality obligations owed to third parties and shall communicate to the Buyer in a reasonable way of the contents of such documents which the Seller cannot disclose because of such obligations.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE BUYER

8.1	The Buyer represents and warrants to the Seller that as of the date hereof and as of the Closing:

8.1.1
The Buyer is a company organized and validly existing under the laws of the Hong Kong, and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated thereby. This Agreement constitutes legal, valid and binding obligations of the Buyer.

8.1.2
The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under or conflict with, any agreement to which the Buyer is a party, the Articles of Association/Charter of the Buyer, any decree of any court or governmental body or arbitrator by which the Buyer is bound or any law, rule or regulation applicable to the Buyer.

8.1.3
All consents, approvals, authorizations and other requirements described by law or otherwise which must be obtained or satisfied by the Buyer in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

8.1.4
No lawsuit, arbitration or other legal or governmental proceeding is pending or, to the Buyer's knowledge, threatened against it that would affect Buyer's ability to perform its obligations under this Agreement.

8.2
If any of the representations and warranties assumed by the Buyer in Article above is totally or partially incorrect, the Buyer shall be liable for all direct damages incurred by the Seller because of this incorrectness or breach. The liability for any indirect losses or damages shall be excluded.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF THE SELLER

9.1	The Seller represents and warrants to the Buyer that as of the date hereof and as of the Closing:

9.1.1
The Seller has a good title to the Transferred Equity and good title will vest with the Buyer upon assignment and transfer of the Transferred Equity pursuant to this Agreement, free and clear of restrictions, encumbrances or any third party rights whatsoever. The Seller has obtained all consents, approvals and authorizations in order to permit the consummation of the transactions contemplated by this Agreement. This Agreement constitutes legal, valid and binding obligations of the Seller.

9.1.2
The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under or conflict with, any agreement to which the Seller is a party, the Articles of Association/Charter of the Seller, any decree of any court or governmental body or arbitrator by which the Seller is bound or any law, rule or regulation applicable to the Seller.

9.1.3
The Articles of Association of Xishui Winner and their amendments, enclosed in the Annex 4, are the currently valid Articles of Association of Xishui Winner. The revised Articles of Association as agreed between the Seller and the Buyer, are attached in the Annex 3.

9.1.4
The Seller is not a party to, subject to or bound by any agreement or judgment or decree of any court or governmental body which would prevent the execution or performance of this Agreement including all Annexes by the Seller or the transfer of the Transferred Equity pursuant to the terms in this Agreement.

9.1.5	The registered capital of Xishui Winner has been fully paid in as described in Preamble (C)and not been repaid to the Seller in whole or in part.

None of the following events will occur between signing of this Agreement and the Closing:

(1)	transfer of assets of any kind of Xishui Winner to the Seller, and/or any of its affiliates, and/or any third party;

(2)	transactions of Xishui Winner outside its business scope;

(3)
any material changes in the financial conditions, assets, liabilities or business of Xishui Winner as reflected in the Financial Statements for the period up to 28 February 2005 attached in the Annex 5, and no such material adverse change is likely to occur, in particular the Seller guarantees that it will pay in cash to balance the loss of Xishui Winner up to 28 February 2005 to become zero and that on 1 March 2005:

• Cash in the amount of at least RMB 159,4 is available;

• Inventory with a value of at least RMB 1,490,1 exists;

• Trade Receivables amount to at least RMB 287,4 ;

• Trade Payables amount to not more than RMB 1,078,1

(4)	the net profit and loss for the period commencing 1 March 2005 will be pro rata between the Seller and the Buyer based on their shareholding of 40% : 60%;

(5)	substantial amendments, supplementation or terminations of important agreements of contracts to which Xishui Winner is a party of; or

(6)	an obligation to increase the salary of an employee, including the General Manager of Xishui Winner.

9.1.6
Xishui Winner is the legal and exclusive owner of the land use rights (basically 50 years) as described in the state land use right certificate and building ownership certificate attached hereto in the Annex 6. Xishui Winner has paid the total amount of the land use right grant fees and relevant taxes applicable in full, and the respective official receipts have been issued to Xishui Winner.

9.1.7	All of the payment obligations of Xishui Winner arising out of or related to any tenancy agreements (if any) entered into by Xishui Winner have been fulfilled.

9.1.8	The Annex of this Agreement contains a true, correct and complete list of all the employees of Xishui Winner and the salaries and wages applicable upon the execution of this Agreement.

9.1.9	All contracts or agreements concluded prior to the signing of this Agreement to which Xishui Winner is a party have been performed by Xishui Winner pursuant to the contractual terms and conditions.

9.1.10
Within the time and manner prescribed by law or. if it was not the case, without ensuing legal effects, Xishui Winner has filed all PRC national and/or local tax returns including Individual Income Tax returns for its staff and personnel and/or tax returns of foreign countries, having jurisdiction to levy taxes upon Xishui Winner and Xishui Winner has paid all customs duties and social security contributions and social benefits for its employees (except those "part time jobs" which are more or less free of social costs under PRC's rules) required by PRC laws and regulations. Up to the date of the Closing for which taxes, customs duties and social security contributions will become due, such taxes, customs duties and social security contributions have been paid in full.

All taxes, customs duties, other debts or liabilities which become due and payable after 28 February 2005 but result from the time before 1 March 2005 will be borne by the Seller.

No fiscal issues have been raised in connection with any prior or pending reviews or audit of said PRC national and/or local or foreign tax return which the Seller reasonably believes may be expected to be raised again in the future by such tax authority.

9.1.11
No action, lawsuit or proceeding to which Xishui Winner is a party (either as plaintiff, defendant or any type of intervening party) is pending before any court or governmental agency, authority or body or arbitrator, and there is no action, suit or proceeding threatened against Xishui Winner.

No order, judgment or decree of any court or other tribunal is in existence on the date hereof and ordering or requiring Xishui Winner to take any action of any kind with respect to its business, assets, properties.

Xishui Winner has duly complied with all environmental requirements under the relevant PRC regulations affecting its business. No environmental issue or problem is in existence on the date hereof and there is no potential action, suit or proceeding threatened Xishui Winner to take any action of any kind with respect to its business, assets, properties.

9.1.12
Xishui Winner has upon Closing no liabilities or obligations of any nature except for those arisen from the ordinary course of business and except for the salaries, wages and other costs related to the employment of the employees for the calendar month in which the Closing takes place.

9.1.13	Xishui Winner has not entered into any license agreements (except the item mentioned under Article ) whatsoever.

9.1.14	Xishui Winner is under no regulations, stipulations or agreements obliged to erect any other buildings in addition to the existing buildings.

9.1.15	There are no other contracts resulting in material liabilities and entered into by Xishui Winner than those listed in this Article .

9.1.16
Xishui Winner has obtained all valid environmental and operational approvals and permits (including its own import and export license) required under PRC law necessary for its legally valid existence and the continuation of production as defined in its business scope.

9.1.17
With the exception of the existing license (not in writing) from the affiliated company of the Seller to permit Xishui Winner to use the trademark [Chinese character] (i.e. Wen Jian in Chinese)" as described in the trademark registration certificate attached hereto in the Annex 7, Xishui Winner does not own any patents, service marks and similar industrial property rights and there is no other license agreement regarding such industrial property rights and there are no infringement claims with respect to such industrial property rights.

9.1.18
The Seller undertakes that the affiliated company of the Seller will provide a written license to allow Xishui Winner to use the trademark mentioned in Article and will provide the Buyer with all necessary filing documents upon Closing.

Any government fees regarding the transfer of the trademarks will be borne by Xishui Winner.

9.1.19
The fixed and movable assets as listed in the Annex 8 are owned by and in the possession of Xishui Winner and there are no fixed and movable assets belonging to Xishui Winner but leased to a third party.

9.1.20
The Seller herewith assigns to the Buyer its 60% of all claims and rights which may arise or have arisen against Xishui Winner, including but not limited to rights to dividends and profits derived out of business commencing from 1 March 2005 and the Seller confirms that by virtue of such assignment the Seller's claims have been reduced to 40% against Xishui Winner.

9.1.21
All certificates, approvals and other official documents, all contracts, receipts and other accounting documents, all construction plans and all other files, no matter whether original or copy, will be and stay upon Closing in the possession of Xishui Winner. In the event that a document referred to in the foregoing sentence is missing the Parties shall use their best efforts to obtain such document.

9.1.22	The Seller herewith agrees that the Buyer may transfer any rights or obligations under this Agreement to any affiliated company of the Buyer.

9.1.23
All information (including but not limited to those translated into English language) given to the Buyer in the context of this Agreement is correct and complete, and the Seller has disclosed any information which is relevant for the decision of the Buyer to enter into this Agreement at all and at the terms and conditions provided for herein.

9.1.24
Between the date of signing this Agreement and the date of the issuance of the new business license as defined in Article above or the date of the successful increase of registered capital as defined in Article above, whichever is later, Xishui Winner shall not, except for the needs of normal production operations, entered into any contract which incurs liability exceeding fifty thousand (RMB 50,000); neither the land, the land-use right as defined in Article above refers to, nor any buildings or structures on such land have been damaged or destroyed, nor other changes been made. However, indispensable and urgent expenditures exceeding fifty thousand (RMB 0) outside the scope of normal production operations and required by the course of business may only be made after obtaining the written approval of the Buyer.

9.1.25	The Seller has ensured that the bankers of Xishui Winner are notified on the equity transfer if any existing agreement requires such disclosure prior to any equity transfer.

9.2
If any of the representations and warranties assumed by the Seller in Article above is totally or partially incorrect, the Seller shall be liable for all direct damages incurred by the Buyer and/or Xishui Winner accordingly. The liability for any indirect losses or damages shall be excluded.

The Seller shall be liable for any damage or other financial burden which incurs or may incur to the Buyer by intentional or negligent acts or omissions occurred until the Closing.

The Buyer shall be entitled to claim, or to detain or reduce the Transfer Price mentioned in Article 2 by all taxes, customs duties, debts or liabilities which become due and payable after 28 February 2005 but result from the time before 1 March 2005. However, such right shall not apply if the aforesaid sums have already been duly provided in the financial statement of Xishui Winner before 28 February 2005 unless the provisions become untrue.

9.3
Notwithstanding Articles 9.1 and 9.2 above, the Seller undertakes to fully indemnify Xishui Winner and the Buyer in case Xishui Winner is or may be held liable by any PRC authorities or any third parties for any and all liabilities of Xishui Winner arising out of or related to Xishui Winner's operations prior to 1 March 2005, including but not limited to tax liabilities, labor liabilities (overtime payment, social insurance contributions, annual leave payments and etc.), land use liabilities, contractual liabilities.

ARTICLE 10

TERMINATION OF THE AGREEMENT

10.1
If any of the representations and warranties of either Party made in Article above and Article above are found to be untrue, misleading or incorrect, or if any Party defaults its obligations under this Agreement and fails to remedy the same within 30 days after receiving a written notice from the other Party to do so, then the other Party shall have the right to terminate this Agreement by written notice without liability on its part but without prejudice to any other rights it may have under this Agreement and / or the laws of the PRC.

10.2	This Agreement may be terminated by the Buyer by giving written notice to the other if:

10.2.1
this Agreement has not been approved by the responsible authorities in the PRC within two (2) months of the date of execution of this Agreement or such later date as the Parties may agree in writing, or

10.2.2	the conditions precedent have not all been fulfilled within two (2) months of the date of execution of this Agreement or such later date as the Parties may agree in writing.

10.3
In the case of a termination pursuant to Articles 10.1 or 10.2 above, each Party shall have no further obligations and/or rights resulting from this Agreement and/or from the previous negotiations with exception of those obligations and/or rights which have arisen prior to the termination date. However, Articles 12, and shall remain effective.

10.4	The Parties agree to use their best endeavours to solve any and all legal and/or administrative problems which may impede the accomplishment of the matters contemplated under this Agreement.

ARTICLE 11

COSTS

11.1
Each Party shall bear the costs and expenses incurred during and for the preparation of this Agreement, in particular fees of advisors such as attorneys and engineers engaged by such Party. The stamp duty and any fees occurring from or related to the implementation of this Agreement, if any, unless such fees shall be borne by the Seller and/or the Buyer as set forth in the relevant applicable PRC laws and regulations, shall be equally shared by the Parties. The registration fees, if any, shall be borne by Xishui Winner.

11.2	Each Party shall bear the costs incurred in the fulfillment of the conditions precedent to the Closing to be fulfilled by each Party respectively.

11.3
All taxes related to the transaction, except for the stamp duty as provided in Article above, shall be borne by the respective Party in accordance with the applicable laws. In case any Party is required under the relevant PRC laws to act as a withholding agent for any taxes arising out of or related to any payment to the other under this Agreement, then the Party's fulfillment of such withholding tax obligation shall not be recognized as a breach of this Agreement.

ARTICLE 12

APPLICABLE LAW AND DISPUTE RESOLUTION

12.1	The formation, validity. interpretation and implementation of this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by the laws of the PRO.

12.2
All disputes, controversy or claim arising from the execution of, or in connection with this Agreement, or the breach termination or invalidity thereof, shall be settled through friendly consultations between the Parties.

If no settlement can be reached through consultation within ninety (90) days after either Party has given written notice to the other Party of the existence of a dispute under this Article, the dispute may be submitted to arbitration with the Hong Kong International Arbitration Centre ("Centre") according to the UNCITRAL arbitration rules for the time being in force by the Centre.

There shall be three (3) arbitrators, one (1) of whom shall be appointed by the Seller, one (1) of whom shall be appointed by the Buyer and one (1) of whom shall be appointed by the Centre and shall serve as chairman of the tribunal. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be English. The arbitration award shall be final and binding on the Parties. The losing Party shall bear the expenses of the arbitration, if not otherwise decided by the arbitration tribunal.

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1
Any notice or written communication provided for in this Agreement from one Party to the other Party shall be made in writing in English and sent by courier service delivered letter or by facsimile with a confirmation copy sent by courier service delivered letter. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after the letter is given to the courier service or three (3) working days of the receiving party after sending in the case of a facsimile, provided it is evidenced by a confirmation receipt and the confirmation letter is sent. All notices and communications shall be sent to the appropriate individuals and addresses set forth below, until the same is changed by notice given in writing to the other Party.

Seller:

Mr. Li Jian Quan
Telephone: +86 755 2813 4988
Facsimile: +86 755 2813 4588

Buyer:

Mr. Hans-Willi Mueller
Telephone: +49 2634 99 6975 / private: +49 2689 6841
Facsimile: +49 2634 99 66 60
Mobile: +49 171 213 3820

13.2
This Agreement including all Annexes supersedes any other agreement, whether written or oral, that may have been made or entered into by the Buyer and the Seller prior to the execution of this Agreement relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and between the Parties and there are no further agreements or commitments by or between the Parties. Any amendments must be made in writing. This requirement shall also apply to the amendment of the written form requirement.

13.3
If one or several provisions of this Agreement is or becomes invalid or unenforceable, or if this Agreement is incomplete, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby.

13.4
All information and data exchanged between the Parties in respect of the transfer of the Transferred Equity in Xishui Winner shall remain confidential unless they are publicly known or become publicly known without the fault of the other Party. The Parties agree that this clause does not affect the right of either Party to disclose such information and data to any third party which is by law obliged to keep such information and data confidential, in particular professional advisers and bank personnel. The Parties further agree that the Buyer is permitted to disclose to the Chairman of the supervisory board of Lohmann & Rauscher GmbH all information or data, which may at its discretion, facilitate the transaction.

13.5	Neither Party shall issue any press release or otherwise communicate with any news medium concerning the transfer of the Transferred Equity without the prior written consent of the other Party.

13.6
Any conversion of RMB to US$, if necessary, shall be made on the basis of the intermediate exchange rate between RMB and US$ announced by the People's Bank of China on the date payment in RMB is effected (Article 3; payments are in US$).

13.7
To the extent permitted by PRC law, failure or delay on the part of either Party hereto to exercise a right under this Agreement and the Annexes hereto shall not operate as a waiver thereof, nor shall any single or partial exercise of a right preclude any future exercise thereof.

13.8	Except as otherwise provided herein, this Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party.

13.9
This Agreement is executed in the Chinese language in five (5) originals and in the English language in five (5) originals with the English and the Chinese version equally binding. Each Party shall hold one (1) set of each language version. The other sets shall be used for the examination and approval authorities.

Seller	Buyer

THIRD AMENDMENT

TO

ARTICLES OF ASSOCIATION

OF

L+L HEALTHCARE HUBEI CO. LTD.

(previously known as Winner Medical & Textile Ltd., Xishui)

(Chinese characters)

BEITEN BURKHARDT
RECHTSANWALTSGESELLSCHAFT MBH
BEIJING REPRESENTATIVE OFFICE
Suite 3130 • 31st Floor • South Office Tower • Beijing Kerry Centre
1 Guang Hua Road • Chao Yang District • Beijing 100020
Telefon: + 86 10 / 8529 8110 • Telefax + 86 10 / 8529 8123
E-MAIL: bblaw-beijing@bblaw.de

8 April 2005

TABLE OF CONTENTS

TO BE GENERATED

The Third Amendment of the Articles of Association (the "Third Amendment") is made and entered into by and between

Lohmann & Rauscher Limited, a corporation legally incorporated and validly existing under the laws of Hong Kong and whose registered office is situated at 14th Floor, Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong ("L&R");

and

Winner Group Limited, a corporation legally incorporated and validly existing under the laws of Cayman Islands and whose registered office is situated at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands ("Winner").

RECITALS

A.
Winner signed the Articles of Association for the establishment of Winner Medical & Textile Limited, Xishui (the "Company") on 18 January 2003 and amended such documents on 8 June 2003 and 1 April 2004;

B.
L&R and Winner have signed an Agreement on Equity Transfer and Capital Increase ("the Contract") on 8 April 2005 under which Winner has transferred 60% of its equity in the Company to L&R, L&R and Winner have agreed to increase the registered capital of the Company and other related matters.

NOW THEREFORE, in consideration of the foregoing recitals the Parties hereto agree as follows :

CHAPTER 1
GENERAL PROVISIONS

Article 1

In accordance with the "Company Law of the People's Republic of China", the "Law of the People's Republic of China on Wholly-Foreign Owned Enterprises", as supplemented ("Wholly Foreign Owned Enterprises Law") and other relevant Chinese laws and regulations, Lohmann & Rauscher Limited of 14th Floor, Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong, and Winner Group Limited of Cayman Islands, hereby agree to operate the Company according to these Articles of Association in substitution of previous Articles of Association.

Each of the Parties hereto represents and warrants that:

-	it possesses full power and authority to enter into these Articles of Association and to perform its obligations hereunder; and

-	its representative whose signature is affixed hereto shall be its legal representative or another person authorized by a valid power of attorney to sign these Articles of Association.

Article 2

2.1	First Investor ("Investor A") :-

Legal Name:	Lohmann & Rauscher Limited
Legal address is:	14th Floor,
Hong Kong Diamond Exchange Building,
8-10 Duddell Street, Central, Hong Kong
Legal Representative:	Mr. Hans-Willi Mueller
Position:	Director
Nationality:	German

2.2	Second Investor ("Investor B"):-

Legal Name:	Winner Group Limited
Legal address is:	Scotia Centre,
4th Floor, P.O. Box 2804,
George Town, Grand Cayman, Cayman Islands

Legal Representative:	Mr. Li Jian Quan
Position:	Managing Director
Nationality:	Hong Kong, China

Investor A and Investor B Company collectively referred to as the "Investors" or "Parties" and if the situation requires, in the singular form referred as the "Investor" or "Party").

For the purpose of this Agreement:-

(1)
"Winner Group" means Investor B, its holding company and all companies which now or in the future become subsidiaries of Investor B or of any such holding company or are otherwise controlled by the majority shareholder of Investor B or any such holding company;

(2)
"L&R Group" means Investor A, its holding company and all companies which now or in the future become subsidiaries of Investor A or of any such holding company or are otherwise controlled by the majority shareholder of Investor A or any such holding company.

Article 3

3.1	The name of the Company in Chinese shall remain as: [Chinese characters]

The name of the Company in English shall be changed from "Winner Medical & Textile Ltd. Xishui to L + L Healthcare Hubei Co., Ltd."

The legal address of the Company is: Hongshan Industrial Park, Xishui County, Hubei Province, People's Republic of China, Xishui County, Hubei Province, People's Republic of China ("PRC").

3.2	Investor B will provide to the Company the right to use in its corporate name and in the course of trade the trade names and trademark [Chinese character] i.e. ”Wen Jian in Chinese " royalty free.

Article 4

The Company shall be a limited liability company. The liability of the Company shall be limited to its total assets. The liability of each Investor shall be limited to the amount of the registered capital subscribed by it. The profits and liabilities of the Company shall be shared by the Investors in proportion to their respective contribution to registered capital.

Article 5

The Company shall have the status of a legal person of the PRC and shall be subject to the jurisdiction and protection of the laws of the PRC. All its activities shall be governed by the promulgated and publicly available laws, rules and regulations of the PRC.

Activities of the Company outside the PRC shall comply with applicable foreign laws, decrees and rules and regulations.

CHAPTER 2
PURPOSE AND SCOPE OF BUSINESS

Article 6

The purpose of the Company is to contribute to the development of the production of medical health care products in the PRC. It will use advanced and appropriate methods for the manufacture of its products in order to open new markets for the products with the aim of raising long term economic results and long term economic benefits to the Investors.

Article 7

7.1
The business scope of the Company shall be the development, production, sale distribution and servicing of such medical disposal product such as surgical dressing, medical gauze products, non-woven face mask, non-woven surgical gowns, drapes, non-woven caps etc..

7.2	Products of the Company shall be medical health materials and protection items ("Products").

7.3
The Products shall be mainly for export outside the PRC as well as for the domestic market in the PRC. The Company shall only act as private label manufacturer unless the Investors come to a new arrangement.

7.4	The Company may establish branch offices and representative offices inside or outside the PRC with the consent of the Board of Directors and approval from the relevant PRC governmental authorities.

CHAPTER 3
TOTAL AMOUNT OF INVESTMENT, REGISTERED CAPITAL AND
ADDITIONAL FUNDS

Article 8

The total amount of investment of the Company shall remain as US$4,300,000.00 .

Article 9

The registered capital of the Company shall be US$2,561,600.00 (increased from the sum of US$2,420,000.00).

Article 10

10.1	The manner, amount, and ratio of contribution to the registered capital:

Investor	Name of Contribution	Amount	Ratio
Lohmann & Rauscher Limited, Hong Kong	CASH	US$1,536,960.00	60%
Winner Group Limited, Cayman Islands	CASH	US$1,024,640.00	40%

Article 11

11.1
The Investor shall make their capital contribution, as defined in Article 10.1, within thirty (30) days after the date of issuance of the new business license of the Company in accordance with the terms of the Contract.

The Investors' cash contribution shall be made to the Company's foreign exchange bank account.

Article 12

12.1
Capital contributions shall be verified by a registered certified public accountant of the PRC, who shall issue a report verifying the capital contributions of the Investors within sixty (60) days after the respective capital contribution has been made. The Company, on the receipt of satisfactory verification reports, shall issue a Certificate of Capital Contribution to each of the Investors.

12.2
If any assessed value exceeds the value set forth in Article 10.1, any surpassing amount shall be treated as capital surplus of the Company. Any assessed value less than the value set forth in Article 10 shall be covered by the respective Investor in cash in US dollars within 20 days after receipt of the capital contribution certificate.

Article 13

13.1
During the duration of the Company, the Investors may not reduce the registered capital of the Company, and neither Party may reduce its amount of capital contribution if not otherwise permitted by the PRC laws and regulations.

The registered capital of the Company may be increased only upon unanimous decision made by the Board of Directors and approval by the examination and approval authority.

13.2	The registration procedures for changes due to increase or transfer of registered capital shall be carried out with the competent department of the Administration of Industry and Commerce.

13.3
During the duration of the Company, neither Investor may sell, assign, transfer , mortgage, pledge or in any other way encumber its share of the registered capital or part thereof to a third party without the prior written consent of the other Investor (unless the procedure mentioned under Chapter 8 hereof has been followed ) and approval of the original examination and approval authority..

CHAPTER 4
BOARD OF DIRECTORS

Article 14

The members of the Board of Directors of the Company shall be designated by the Investors, and the Board of Directors thereby be established, no later than the date of issue of the business license of the Company.

Article 15

The Board of Directors shall consist of three (3) Directors, of which two (2) director shall be appointed by Investor A and one (1) director appointed by Investor B. . The Board of Directors shall have one Chairman to be appointed by Investor A and one Vice-Chairman so appointed by Investor B. The term of office for the Chairman and the Vice-Chairman shall be four (4) years unless replaced earlier, and any Director may be reappointed or replaced at any time by the Investor which originally appointed him.

Article 16

16.1	The Board of Directors shall be the highest organ of authority of the Company and shall decide all major policy issues of the Company.

16.2	The main functions of the Board of Directors are to:

1.	Approve the important reports submitted by the General Manager;

2.	Approve the annual financial reports, income and expenditure accounts, profit and loss accounts, and to approve proposals for the distribution of the profits for the year;

3.	Pass important rules and regulations of the Company;

4.	Decide in establishing branch organizations;

5.	Decide on any formation of joint ventures or any merger with any third party;

6.	Approve any amendment or alteration of these Articles of Association;

7.	Apply for dissolution of the Company in case of expiration or early termination;

8.	Approve the appointment of and engage the General Manager, Deputy General Manager, Chief Accountant, Deputy Chief Accountant, other senior staff and Auditors;

9.	Approve the salary of the high ranking administrative personnel of the Company;

10.	Being in charge for the liquidation matters upon the expiration or early termination of the Company;

11.
Any other matter which shall be decided by the Board of Directors according to the Contract between the Investors or the Articles of Association and any other important matters that require the decision of the Board of Directors:

12.	Price structure, staff planning.

Article 17

The Chairman of the Board is the legal representative of the Company. Should the Chairman of the Board be unable to exercise his responsibilities, he shall authorize the Vice-Chairman or any other Director to represent the Company temporarily.

Article 18

18.1
The Board of Directors shall convene at least once every year. The meeting shall be called and presided over by the Chairman of the Board. The Chairman of the Board shall call and preside over a special meeting of the Board of Directors after receiving the request made by any two (2) Directors.

18.2
If the Chairman of the Board is unable to attend a meeting, he shall appoint the Vice-Chairman to preside at the meeting, and if the Vice-Chairman is unable to attend, the Chairman shall appoint another Director to preside over the meeting. Notice of each Board of Directors meeting specifying the date, time and place of a Board meeting together with relevant papers including the proposed agenda shall be given in writing and shall be delivered by the Chairman of the Board to each Director not later than thirty (30) days prior to the date set for such meeting. Notice shall be given by telex or telefax to the Directors residing outside Hong Kong.

18.3
Complete and accurate written minutes of all meetings in Chinese and English language shall be made for each Board meeting by the Chairman of the Board and signed by all Directors who attended the meeting in person or by proxy right after each meeting. Minutes of all meetings shall be placed on file and copies sent to the Investor within thirty (30) days after each meeting.

18.4	The meetings of the Board of Directors shall generally be held at the legal address of the Company or Hong Kong, unless otherwise agreed by the Board of Directors.

18.5
A quorum of (two-thirds) Directors is required for a meeting of the Board of Directors. If a quorum is not met at such meeting, the Chairman shall call another meeting. If again the quorum is not met at such meeting a quorum shall not be required if the chairman so informed all members of the Board of Directors when calling the meeting. Any decision adopted at a Board meeting at which a quorum, if necessary, was not present shall be invalid.

18.6
If any Director is unable to attend a meeting, he may by a written proxy designate another person to attend the meeting in his place and vote on his behalf. If a Director who is unable to attend a meeting fails to so designate another person, he shall have no rights to participate in, or vote at such meeting.

18.7	The quorum of the Board of Directors may by written consent waive the notice requirements for meetings.

18.8
The Board of Directors shall have the right to adopt resolutions without meeting. pursuant to an unanimous written consent resolution of all Directors of the Board]. In such case, the resolution shall be made in writing, including facsimile, in which case the circulation of the original for signature shall immediately follow but the resolution be deemed passed upon signature by the necessary number of Directors on the facsimile.

18.9	The first meeting of the Board of Directors of the Company shall be held within sixty (60) days after the issue of the new business license of the Company.

Article 19

Except for matters mentioned in items (1) to (12) hereunder, all decisions made by the Board of Directors shall be valid only if they are agreed upon by the majority of those Directors participating in person or by proxy, provided that the Board of Directors shall reach decisions on major policy issues through friendly consultation on the basis of mutual benefit, and that Each Director shall have one (1) vote.

The following major policy issues must be unanimously agreed by the Directors attending the meeting of the Board of Directors in person or by proxy:

1.	changes or amendment to the Articles of Association of the Company;

2.	termination or dissolution of the Company;

3.	any increase or decrease in the registered capital of the Company or assignment of a share of such registered capital or a part thereof;

4.	merger of the Company with another economic entity and the division or restructuring (except for internal reorganization) of the Company;

5.
approval of annual financial budget plan for operation of the business of the Company (but if no unanimous agreement, then the annual financial budget shall remain the same as the one adopted in the preceding year);

6.	any material change in the Company's business scope, strategy and nature;

7.	any change in the profit distribution plan of the Company from the provision mentioned in Article 52.2 ;

8.	any decision to provide a guarantee or other security (including creation of mortgage) for the benefit of a third party, to give a loan to a third party, or to invest in other entity;

9.	approval for obtaining a loan for the Company in excess of RMB 1,000,000 in a single or repeated transaction;

10.	approval for pricing principle and payment method for contracts that the Company signs with any of its shareholder(s), directors or other affiliated parties;

11.	approval for employment of senior management personnel by the Company with yearly remuneration of RMB 100,000.00 or above;

12.	matters which require signatures of any two directors.

Above decisions 1.) - 4.) shall become effective only upon written consent of the Investor A and Investor B and approval by the examination and approval authority.

Article 20

20.1
The members of the Board of Directors shall not be entitled to any remuneration for services rendered to the Company. Each of the Investors shall be responsible to pay for the expenses incurred by its own nominated directors for attending the board meetings including travel expenses, accommodations and other related expenses.

20.2
No member of the Board of Directors shall have any personal liability for any act performed in his capacity as Board member except for such acts as would constitute violations of the laws of any jurisdiction to which the Company or the relevant Board member is subject to.

CHAPTER 5
BUSINESS MANAGEMENT

Article 21

21.1
The Company shall establish a management office which shall be responsible for its daily management. The management office shall have a General Manager, and two Deputy General Managers if business so requires.

21.2	The General Manager and Deputy General Managers shall be nominated by the Investors and appointed by the Board of Directors and their maximum term of office shall be four (4) years.

21.3	The Board of Directors may reappoint or revoke the appointment at any time upon the consent of the Investor.

21.4	The management office shall proceed in accordance with the Articles of Association.

Article 22

22.1
The General Manager shall have the responsibility of implementing the general policies and decisions of the Board of Directors, and of organizing and conducting the daily management of the Company and, within the scope empowered to him by the Board of Directors, to represent the Company in dealing with third parties.

22.2	The Deputy General Manager shall be responsible to and report to the General Manager.

22.3
Within fifty (50) days after the end of each fiscal year, the General Manager shall report to the Board of Directors on the state of the business during such year and submit a final annual financial report.

Article 23

The General Manager shall also have the power to act on behalf of the Board of Directors in emergency situations in which it is impossible to convene a meeting of the Board of Directors for urgent decisions in time to prevent serious harm to the Company. Such event has to be reported to the Board of Directors without delay.

Article 24

Within the management organization, departments shall be established if so decided by the Board of Directors. Department managers shall be appointed if and as necessary. The managers and deputy managers of the various departments shall be nominated by the General Manager and the Deputy General Managers (if any). The managers and deputy managers of the departments shall be responsible for the work of the department concerned, shall execute the tasks assigned by the General Manager and Deputy General Manager (if any), and shall be responsible to them.

Article 25

If the Board of Directors decides at any time that a Chief Accountant and Deputy Chief Accountant are required for the Company, they shall [jointly] be appointed by the General Manager and the Deputy General Manager (if any)]. The Chief Accountant shall assist the General Manager and shall be responsible for the financial and accounting work of the Company. He shall submit to the General Manager and the Deputy General Manager (if any) an annual budget for each fiscal year, not later than sixty (60) days before the beginning of such fiscal year, quarterly financial statements within fifteen (15) days after the end of the respective quarter and final annual financial reports within forty (40) days after the end of the respective year.

Article 26

Concurrently with the performance of their duties to the Company as provided herein, the General Manager and the Deputy General Manager (if any) may not assume any other duties of or participate in other economic organizations in competition with the Company.

Article 27

The General Manager and Deputy General Manager (if any) may be dismissed by the Board of Directors at any time, for intention or gross negligence or for graft or serious dereliction of duties or other due causes permitted by PRC law. Other senior management staff may be dismissed by the General Manager [in consent with the Deputy General Manager], with the approval of the Board of Directors, at any time for graft or serious dereliction of duties.

CHAPTER 6
LABOR MATTERS

Article 28

28.1
Labor contracts covering the hiring of workers, their qualifications and testing, employment, dismissals, resignation, salaries and wages, labor insurance, welfare, rewards and bonuses, safety, labor discipline, and other matters concerning the staff and workers of the Company shall be based on the "Foreign Investment Enterprises Labor Management Provisions", the "PRC Labor Law", as supplemented, and other relevant promulgated rules and regulations of the PRC and the Hubei Provincial Government.

28.2	The Company shall sign labor contracts with individual staff and workers and shall submit a form of them to the local labor management bureau for record.

28.3	Investor B undertakes to use its best endeavours to retain the existing personnel in charge of the operation and production in the Company to continue their employment.

Article 29

The Company acting through its General Manager/management office shall have the widest authority, consistent with relevant promulgated laws and regulations of the PRC, to implement modern methods of management and work performance control. This shall include the power to dismiss workers and staff members as redundant and to maintain labor discipline which shall include the power to criticize, educate or take disciplinary actions extending to dismissal for cause against workers and staff members for violation to the labor contract or other internal rules of the Company.

Article 30

30.1	The qualification and number of staff and workers of the Company shall be in accordance with the operating needs of the Company.

30.2
The salary of the staff and workers shall be increased corresponding to the proposal made by the General Manager having regard to the development of business of the Company and local wages level , but subject always to final approval of the Board of Directors.

Article 31

Matters concerning the welfare funds, bonuses, labor protection and labor insurance shall be stipulated in various rules set forth in Article 56.

Article 32

The appointment of high ranking administrative personnel, their salaries, social insurance, welfare and the standard of travel expenses shall be decided jointly by the General Manager and Deputy General Managers upon prior consent having been obtained from the Board of Directors, provided that compensation for foreign personnel shall be in accordance with prevailing principles of remuneration in their respective home countries and standards for expatriate assignments in other similarly situated countries.

Investor A shall have the right at its own cost to second to the Company not more than two (2) expatriate(s) according to the Company's operating needs, but the Company shall be responsible to pay for the local accommodation cost and living expenses (including food, local travelling, company car with driver etc.).

Investor B represents and warrants that it shall hold the Company harmless from all claims arising out of any staff and worker's prior employment with Company before 1 March 2005.

CHAPTER 7
MANAGEMENT SERVICE

Article 33

33.1	Investor B further agrees to do the following when the management of the Company so requires:-

(a)	Mr. Li Wan Quan and Mr. Fang Xinyuan shall make themselves available to support the management of the Company free of charge if and when the business of the Company requires assistance;

(b)
procure the Winner Group (situated at Shenzhen) to, free of charge. assist due supervision and control over salary payment and other related labour issues of the Company in compliance with relevant PRC regulations, and this include Winner Group to assist raising the standard of book-keeping of the Company free of charge.

Article 34

No sale, assignment, mortgage, pledge or other transfer of an interest in the Company shall become effective until all necessary approvals in form and substance, acceptable to the Investors, have been obtained.

CHAPTER 8
TRANSFER OF EQUITY, PRE-EMPTION RIGHT

Article 35

35.1
If one Investor ("Disposing Party") wishes to assign, or otherwise transfer all or any part of its share of the registered capital to a third party, the other Investor ("Other Party") shall have a pre-emptive right to purchase the entire share of the registered capital ("Offered Equity") of the Disposing Party. The Disposing Party must first offer the whole of its equity interest to the Other Party on terms and conditions no less preferential than those offered to the third party and the price of the Offered Equity shall be determined in accordance with Article 37 ("Offered Price") .

The Other Party shall exercise such pre-emptive right within ninety (90) days after receipt of notice of such assignment or transfer [including name of transferee, proposed Offered Price and proposed terms], otherwise such right shall be deemed forfeited and the Disposing Party shall be free to assign or otherwise transfer its entire share of the registered capital to such third party within another sixty (60) days at terms and conditions and a price not less than the offered terms and conditions and the Other Party and the directors appointed by the Other Party shall be deemed to have agreed to the assignment or transfer. Any assignment or transfer in violation of this Article shall render such assignment or transfer invalid.

35.2	In the event that:

-	50% or more of the shares of either Investor is acquired by a third party: or

-	substantially all of the assets of either Investor are acquired by a third party; or

-	a competitor of an Investor owns or exercises voting control of over twenty-five percent (25%) of the shares of such other Investor; or

-	an Investor merges with or into another entity in a transaction in which such Investor is not the surviving corporation,

then the other Party shall have the right to purchase all (but not less than all) of the shares of the Company held by such Investor, and such Investor shall be deemed to have consented to such purchase.

In such case, the price for the sale of equity shall be determined in accordance with Article 37.

Article 36

If, at any time, when 80% of the business turnover is generated by or through L&R Group, then Investor A shall have the right to serve a written notice ("First Notice") on Investor B to discuss an increase of registered capital in order to accommodate an enlargement of the output capacity of the Company. If no decision on the increase of registered capital could be reached by the Investors within six months of the date of the said notice or if Investor B desires to establish its own factory (directly or indirectly) for manufacture of the Products, then Investor A shall have a call option to acquire the whole of the equity interest of Investor B in the Company by serving a written notice to this effect and then the acquisition shall be based on a price to be determined in accordance with Article 37.

Article 37

The Offered Price shall be determined as follows on the basis that at the time of evaluation, (1) the profit and loss of the Company is being treated as at zero balance and (2) business results and of the Company for the immediate last 3 years have been profit-making;

{[Sum A plus 10% of Sum A per year] + Sum B} x percentage of the Disposing Party's total equity in the Company where Sum A = US$ 4,000,000.00
Sum B = Sum A + base cost of additional investment from 1 March 2005 - depreciation of investment as from 1 March 2005 period for depreciation on land = nil
period for depreciation on buildings = 30 years
period for depreciation for machinery = 10 years
period for depreciation for intellectual technology, software. cars etc = 5 years

Article 38

38.1
The Investors agree that any increase of registered capital or share transfer carried out in accordance with Article 37 shall be completed within 12 months of the First Notice issued by Investor A under Article 37.

38.2
The right given to Investor A under Article 37 shall be repeated whenever the business turnover of the Company generated by Investor A reaches 80% again after any increase of registered capital and there shall be no limitation on the number of times for Investor A to exercise its rights given under Article 36.

CHAPTER 9
SALE OF PRODUCTS,

Article 39

39.1	It is the plan that the Products shall mainly be sold for overseas market outside the PRC (excluding Hong Kong, Taiwan and Macao).

39.2	The Company shall only be allowed to sell its Products directly to L&R Group and Winner Group (depending on the circumstances), and shall not be allowed to sell through any other third party.

If such right of exclusivity of the Investor is violated directly or indirectly by the Company, then any proceeds deriving from such sales shall be handed over to the relevant Investor suffered by the violation if not otherwise agreed between the Investors and the Company.

39.3
Each Investor shall use its best endeavours to bring business to the Company in order to fill up the Company's production capacity. but Investor A has already informed Investor B about L&R Group's current activities in having a supply arrangement for OR drapes, OR gowns and masks from a factory in Kunshan (near to Shanghai) and this shall not be affected. Insofar as Winner Group has or obtains any orders for producing private label products which the Company is capable of handling within its business scope, then Investor B agrees to procure that all such production orders be given to the Company exclusively and not to any other party whether inside or outside Winner Group as long as the production capacity of the Company could permit acceptance of orders.

As from 1 March 2005, neither Investor B nor Winner Group shall, whether directly or indirectly, offer or sell surgical gowns, OR drapes and face masks to European markets except for United Kingdom and Russia ("European Markets") to the intent that the European Markets (except United Kingdom and Russia) shall become the exclusive business territories for Investor A and L & R Group. Investor B will procure Winner Group to refer or transfer its existing and potential customers in the European Markets (except United Kingdom and Russia) to L& R Group as along as the business is related to surgical gowns, OR drapes and face masks.

For the avoidance of doubt, United Kingdom, Russia and all other countries outside Europe shall be territories open equally to both Investors without any non-competition restriction.

39.4
The pricing policy of the Company's products shall be the same whether it is for sale to Winner Group or L& R Group. The Board of Directors shall determine the sales prices for the products for markets outside the PRC and/or in Hong Kong, Taiwan and Macao.

CHAPTER 10
NON- COMPETITION

Article 40

If the Company has enough free production capacity and satisfy the order requirements of the Parties, then while an Investor or any Affiliate is the holder of any equity of the Company, neither shall without the prior written consent of the other party either alone or jointly with, through [which includes by ownership of any equity direct or indirect control] or on behalf of [whether as director, partner, consultant, manager, employee, agent or otherwise] any person, directly or indirectly, in the PRC:

(1)
carry on or be engaged or concerned or interested in any business which is in competition with the business of the Company carried on at any time during the term of the Company in any territory in which the business is carried on;

(2)	(a) procure orders or;

(b)	do business with or;

(c)	cause directly or indirectly any other person to procure orders from or do business with,

in connection with any business competing with the business of the Company carried on during the term of the Company;

(3)
engage or employ, or solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of or any person who has been an employee, officer or manager of the Company at any time during the term of this Company;

(4)
do or say anything which is harmful to the reputation of the Company or which may lead any person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all; or

(5)
seek to contract with or engage in such a way as to adversely affect the Company any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company during the term of this Company, with the intent that each of these restrictions shall constitute an entirely separate and independent restriction on the Investors and any Affiliate.

CHAPTER 11
INSURANCE

Article 41

Insurance policies of the Company on various risks shall be underwritten with an insurance company authorized to do business in the PRC. Types, value and duration of any insurance shall be decided by the Board of Director of the Company.

CHAPTER 12
TAXES, FINANCE, AUDIT, PROFITS AND FOREIGN EXCHANGE

Article 42

42.1	The Company shall pay taxes in accordance with the stipulations of Chinese national laws and regulations, provisions of the Hubei Provincial Government and other relevant rules and regulations.

42.2
The Investors' share of profit and other income shall be exempted from taxation in accordance with the "Foreign Investment Enterprises and Foreign Enterprises Tax Law of the People's Republic of China", as supplemented, the Encouragement Provision and other relevant rules and regulations, and shall be permitted for foreign remittance according to the Wholly Foreign Owned Enterprise Law.

42.3
The Company has been approved by the relevant tax authorities that it shall be completely exempted from income tax in its first and second profit-making years and be allowed a fifty-percent (50%) reduction in its third to fifth profit-making years,

Article 43

Staff members and workers of the Company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China", as supplemented, and relevant treaties for the avoidance of double taxation in effect between the PRC and other countries.

Article 44

Allocations for reserve funds and expansion funds of the Company and for funds for welfare and bonuses for staff and workers shall be set aside in accordance with the stipulations in relevant laws and regulations. The annual proportion of allocations shall be decided by the Board of Directors according to the business situation of the Company. The funds must be deposited in specified bank account under the control of the Company and may only be used for the intended purposes.

Article 45

45.1
The fiscal year of the Company shall be the calendar year, from January 1 s' to December 3151. All vouchers, receipts, financial statements, statistical and other reports and account books prepared by the Company shall be written in Chinese and English.

45.2	The first fiscal year of the Company shall be deemed to start from 1st March 2005 upon issuance of the new business licence of the Company, and shall end on December 315' of2005.

Article 46

46.1
The financial and accounting system to be adopted by the Company shall be in accordance with international accounting standards and relevant laws, regulations and rules of the PRC governing finance and accounting systems and shall be reported to the relevant financial and tax bureaus.

The Company's accounts shall be kept in Renminbi ("RMB"), with equivalent in United State Dollars indicated.

For the purpose of preparing the Company's accounts and statements, calculation of profits to be distributed to the parties and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made using the intermediate exchange rate of such currency as announced by the People's Bank of China on the date of actual receipt or payment by the Company.

46.2	Accounting statements shall also be prepared in accordance with international accounting standards and may be stated in a currency as requested by the Investor.

46.3	Assets of the Company shall be depreciated over a period of years mentioned below [starting fromis' March 2005:

period for depreciation on land = nil

period for depreciation on buildings = 30 years period for depreciation for machinery = 10 years period for depreciation for intellectual technology, software, cars etc = 5 years

Article 47

The Company shall submit to the Investors quarterly financial statements in Chinese and English language within twenty (20) days after the end of the respective quarter and annual financial statements within sixty (60) days after the end of each fiscal year.

Article 48

Audits and examination of the financial accounts of the Company shall be conducted by certified public accountants registered in the PRC which meet international standards, and reports of the results thereof shall be in Chinese and English language and submitted to the General Manager, Board of Directors and the Investors. The costs of such audits and execution shall be borne by the Company

In addition, each Investor is entitled to designate duly authorized personnel to inspect at any time the books of the Company at the expense of such party.

Article 49

Within the first fifty (50) days of each fiscal year, the General Manager shall have the balance sheet and profit and loss statement of the previous fiscal year prepared, and shall prepare a proposal regarding the disposal of profits and submit it to the Board of Directors for examination and approval not later than within sixty (60) days of the respective fiscal year.

Article 50

50.1
The Company shall open with one or more banks authorized to do business in the PRC, RMB and foreign exchange accounts on the strength of its "Foreign Investment Enterprises Foreign Exchange Registration Certificate".

50.2
The Company may after obtaining the approval of the State Administration for Foreign Exchange, if an approval is requested by the relevant PRC laws and regulations, open an account with a bank outside the PRC or in Hong Kong, Taiwan or Macao.

50.3
The Company has the responsibility to submit applications to the relevant Chinese authorities for the approval of remittance in foreign exchange in order that dividends and other payments to be made to the Investors, payments for principal of and interest for foreign bank loans, payments for salaries and other legitimate income of the expatriate personnel, payments for purchase abroad, and all other expenses which must be paid in foreign exchange, can be freely transferred outside the PRC.

Article 51

51.1
All matters concerning foreign exchange transactions of the Company shall be dealt with in accordance with the "Regulations of the People's Republic of China on Foreign Exchange Control" and other relevant laws and regulations in effect.

51.2
If, as a consequence of modifications in the currency system of the PRC at any time throughout the duration of the Company, other or additional restrictions on the convertibility of Chinese currency come into force, the Company shall ensure that it is able to make all payments which it is required to make in foreign exchange, and shall exert its best efforts to ensure that profits distributed to the Investors and all other payments to be made to the Investor are made in foreign exchange or in RMB readily convertible into foreign exchange which the Investors may freely repatriate.

51.3	Any costs incurred relating to the procurement of foreign exchange, shall be borne by the Company.

51.4	As required by PRC law, all payments to be made by the Company shall be made and settled in Renminbi, unless incurred outside the PRC.

Article 52

52.1
The Company's annual profit shall be subject to taxation in accordance with relevant laws and as specified in Article 42. After making allocations to reserve funds, expansion funds and funds for staff and worker welfare and bonuses under Article 44, the Board of Directors shall declare the remainder as net profit for that year, which shall be declared and paid to the Investors according to the dividend policy under Article 52.2.

52.2	The Investors agree that the dividend policy of the Company shall be as follows:

(a)
If and when either Investor is liable to pay any tax or fiscal duty ("Tax Liability") on basis of its equity interest in the Company, the Investors shall procure that the Company distributes dividend to the Investors within one hundred and fifty (150) days after the close of the previous fiscal year according to the proportion of the shares in the registered capital of the Investors as of the close of the previous fiscal year to the intent that the distributed dividend received by the relevant Investor affected shall be sufficient to cover its Tax Liability; if dividends are distributed, any foreign exchange profits shall first be used to pay the Investor's share of profit; and

(b)	Subject to (a) above, the Investors shall procure that:

(i)	the Company retains its profits for reinvestment; and

(ii)	where there is no imminent need for reinvestment, the issue of dividend shall be decided by the Board of directors of the Company.

52.3
When profits are distributed to the Investor, the Investors may have such profits remitted in Euro or United States Dollars by telegraphic transfer to the bank and account number designated by the Investor within ten (10) days after the declaration of profit distribution after deduction of Chinese taxes, if any, in accordance with the relevant tax laws of the PRC, or transferred on the Investor's RMB account respectively.

CHAPTER 13
DURATION OF THE COMPANY

Article 53

The duration of the Company shall be 15 years, commencing from the date of issuance of the business licence after the signing of this Agreement. Any application for extension of the duration of the Company shall be submitted by the Investor to the examination and approval authority at least six (6) months prior to the expiration of the Company.

CHAPTER 14
TERMINATION AND LIQUIDATION

Article 54

54.1
The Investors agreed that only if any of the following conditions arises, the Company may be terminated by either Investor prior to its expiration date by written notice to the other Investor and the Board of Directors shall submit an application for dissolution to be approved by the relevant examination and approval authority:

1.	If the Company suffers heavy losses for a long lasting period and the Investor decides to dissolve it;

2.	If the Company is unable to continue operations for a period of 4 months due to an event of force majeure, as defined in Article 57;

3.	If the Company is unable to attain the objectives stated in these Articles of Association and has no reasonable prospects for development;

4.	If the Company goes bankrupt;

5.	If the assets of the Company are expropriated or requisitioned;

6.	if the Investors mutually agree to dissolve the Company;

7.	the Board of Director resolve not to extend the duration of the Company upon its expiry of its term.

54.2	Only if any of the following conditions arises, the Contract may be terminated prior to its stated expiration date by written notice of the non-defaulting Party to the other Party:

(1)
if the Company is unable to continue operations due to the failure of one Party to fulfill its obligations under the Contract or in case of serious breach of the Contract by one Party, within ninety (90) days after receiving written notice from the other Party ("non-defaulting Party");

(2)
if a petition for bankruptcy proceeding, compulsory composition or liquidation is filed for either Party, the other Party ("non-defaulting Party") may terminate the Contract within ninety (90) days of knowledge of such event;

(3)
if the ownership in an Investor ("First Investor") changes to the extent that any entity in competition to the other Investor ("non-defaulting Party") maintains an economic interest in the First Investor, then the Investor may terminate the Contract within ninety (90) days of knowledge of such event;

(4)	if the Company is unable to obtain foreign exchange to make necessary payments to or distribute profits to Investor ("non-defaulting Party").

54.3
Termination of the Contract shall be without prejudice to the accrued rights and obligations of the Parties, including, but not limited to, claims of damages directly caused by the failure of a Party to fulfill its obligations under the Contract.

54.4
Upon termination of the Contract under Article 54.2, the non-defaulting Party shall be entitled to acquire the other Party's share or to sell its share to the other Party or a third party, at a price determined according Article 37 and according to the rules under Article 35.

54.5
Upon termination of the Contract under Article and of the non-defaulting Party does not exercise its rights under Article 54.2, the members of the Board of Directors shall meet and vote in favor of dissolution.

Each Party shall cause its nominees to the Board of Directors to vote in favor of and to submit an application for dissolution to be approved by the examination and approval authority. In case of termination under Article the members of the Board of Directors appointed by the Party which gave cause for termination shall be deemed to consent to the dissolution.

54.6	Upon expiration or termination of the Contract the relevant provisions of the Contract shall remain applicable to the settlement of claims arising from or in connection with the Contract.

Article 55

55.1
Upon expiration of these Articles of Association or their early termination pursuant to Article 54 the Company shall be liquidated in accordance with the "Methods on Liquidation of Foreign Investment Enterprises" dated July 9. 1996 ("Liquidation Methods"). In case of ordinary liquidation the Board of Directors shall, within fifteen (15) days upon the date of commencement of the Liquidation procedures, appoint a Liquidation Committee consisting of at least three (3) members to be selected from the members of the Board of Directors [and/or the members of the management office and/or other experts]. The Board of Directors shall appoint a Chairman of the Liquidation Committee.

55.2	In case of liquidation the procedures shall be handled in accordance with the Liquidation Methods.

55.3
The tasks of the Liquidation Committee are: to conduct thorough check of the property of the Company, its creditors, rights and liabilities, to work out the statement of assets and liabilities and the list of property, to formulate a liquidation plan, to prepare the final liquidation report and all other tasks as stipulated in the Liquidation Methods. All these shall, in case of an ordinary liquidation, be carried out upon approval of the Board of Directors and in case of a special liquidation under the supervision of the Company's examination and approval authority.

55.4	During the process of liquidation, the Liquidation Committee shall be the legal representative of the Company in suing and being sued.

55.5	The Company shall be liable for its debts with all its assets. The value of the land use rights of the Company shall be considered an asset.

55.6	The Liquidation Committee shall solicit offers for selling the business of the Company, or assets of the Company.

55.7	Upon the end of liquidation procedures the books of the Company shall be left with the organization designated by the examination and approval authority of the Company.

The remaining property after the clearance of debts shall be distributed between the Parties according to the proportion of each Party's share to the registered capital provided, however, that any property to be distributed to the Party which caused the termination of the Contract by failing to fulfill its obligations may be used to pay for the damages sustained by the other Party; all payments to be made to Investor shall be made in United States-Dollars. The Parties may elect to receive their respective share of any distribution in kind.

CHAPTER 15
RULES AND REGULATIONS

Article 56

The following rules and regulations shall be formulated by the Board of Directors:

1.	Management regulations. including the powers and functions of the management organizations and its working rules and procedures;

2.	Rules for the staff and workers;

3.	System of labor management and salary;

4.	System of work attendance record, promotion and awards and penalty for staff and workers;

5.	Detailed rules of staff and workers' welfare;

6.	Financial system;

7.	Liquidation procedures upon the dissolution of the Company;

8.	Other necessary rules and regulations (including operation manual on Product price list).

CHAPTER 16
FORCE MAJEURE

Article 57

57.1
If any of the Investors or the Company has been prevented from performing its obligations under these Articles of Associations because of an event of force majeure such as earthquake, storm, flood, fire, other acts of nature, epidemic, war, riot, hostility, public disturbance, acts of public enemies, prohibition or acts by a government or public agency, strikes or other labor disputes or work stoppage, or other events beyond the control of the Investor or the Company, and their occurrence is unpreventable and unavoidable, the Investor so prevented shall notify the Company or the Company so prevented shall notify the Investor by telefax, telex or cable in writing within fourteen (14) days after the occurrence of such event of force majeure, act to mitigate damages, if possible, and within thirty (30) days thereafter provide detailed information of the event, a certificate of evidence thereof issued by the relevant authorities and a statement explaining the reason for its inability to perform all or part of its obligations under these Articles of Association.

57.2
If an event of force majeure occurs, neither the Investor nor the Company shall be responsible for any damage, increased costs or loss which any of the Investors or the Company may sustain by reason of such failure or delay of performance. The party claiming force majeure shall take appropriate measures to minimize or remove the effect of force majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the event of force majeure.

57.3	The Investor shall decide whether to modify or terminate the Company according to the effects of the event of force majeure.

CHAPTER 17
LIABILITIES FOR BREACH OF THE CONTRACT

Article 58

58.1
If an Investor fails to pay all or part of its capital contribution when due in accordance with the Contract, such party shall pay as compensation for default to the Company 0.5 percent (D/D) per month for during the first 6 months of delay and thereafter at one percent (D/D) per month of the amount or portion thereof or of the value of the assets it has not contributed commencing from the first day of the month following the date such contribution was due.

Notwithstanding such compensation for default, the non-defaulting Investor may serve notice on the other Party requiring rectification of such defaults within thirty (30) days of receipt of notice. If, after expiry of such period, no resolution of default or no other agreement has been reached by the Investors, the non-defaulting Investor may give notice to the other party that it wishes to dissolve the Company or that it wishes to purchase the other Investor's share of the registered capital or part thereof in relation to the defaulted capital contribution and the other Investor hereby agrees to such purchase or dissolution. The purchase price is determined according to Article 37.

58.2
The Investor that breaks any of the warranties set out in the Contract or fails to fulfill all or part of its obligations under the Contract and its Annexes or these Articles shall bear the losses [directly] caused to the Company and to the other Investor by such failure. Should such failure be attributable to the fault of both Investors, they shall be liable therefore according to their respective degree of fault.

58.3
A failure or delay by one Investor to require the enforcement on any provision of the Contract or these Articles shall not be construed as a waiver by such Investor of any of its rights nor shall it affect the validity of the Contract or these Articles or any provision thereof at any time thereafter.

CHAPTER 18
CONFIDENTIALITY AND EXCLUSIVITY

Article 59

59.1
The Investors shall keep the contents of the Contract , their negotiations and their project including information relating to management methods, technology, know-how, client lists, sales and marketing plans and data and financial affairs ("Confidential Information"), confidential and shall not disclose any part thereof to any entity or third party, except as required to obtain relevant government permits or licenses and except if prior written permission has been obtained from the other Investor; the Investors shall take all necessary care to prevent third parties from obtaining knowledge or making use in any way of Confidential Information.

59.2	The Investors shall take all such steps as shall be reasonably necessary at their own expense, to prevent or stop every violation of this secrecy obligation by a member of their personnel.

59.3	Confidentiality and non-competition contracts shall be signed by the Company with such senior employees for which either one of the Investors finds it necessary or appropriate.

59.4	This secrecy obligation shall apply for the duration of the Company and a period of five (5) years after its dissolution or termination.

Unless otherwise required by law, any public statement or other public announcement relating to the establishing or operation of the Company shall be decided by the General Manager upon consultation with the Board of Directors.

CHAPTER 19
MISCELLANEOUS

Article 60

Any amendment or changes to the Articles of Association shall require the approval of the Board of Directors and shall become effective only after a written document signed by all the Investors has been approved by the examination and approval authority.

Article 61

The Articles of Association shall be written in Chinese and in English versions, with six (6) sets of each version, and both are equally valid and binding.

Article 62

The Articles of Association shall become effective upon the approval by the examination and approval authority and the date of issuance of the appropriate business license of the Company by the relevant authority whichever date is the later ("Effective Date").

Article 63

The formation of the Articles of Association, their validity, termination, execution and settlement of any disputes arising thereunder shall be governed by the promulgated and publicly available laws and regulations of the PRC, provided that if no promulgated and publicly available Chinese law governs a particular issue, reference shall be made to generally accepted international practice.

Any dispute arising out of or in relation to these Articles shall be settled in accordance with the "Dispute Resolution" clause of the Contract.

Article 64

If any part of these Articles of Association shall become void or invalid by virtue of law or government order, the remaining parts shall stay valid and the Articles of Association shall be fulfilled by the Investors in accordance with its general principles, and the void or invalid provision(s) shall be replaced by such valid provision(s) reflecting closest the intentions of the Investors at the time of signing the Articles of Association.

Article 65

The Articles of Association are signed in Chinese and English language version, by the authorized representative of the Investor on 8 April 2005.

Investor A :

By:  _____________________________
Name: Mr. Hans-Willi Mueller
Title: Director

Investor B :

By:  _____________________________
Name: Mr. Li Jian Quan
Title:   Managing Director